EXHIBIT 5.2

Carter Ledyard & Milburn llp
Counselors at Law

2 Wall Street
New York, NY 10005-2072
•
Tel (212) 732-3200
Fax (212) 732-3232

July 22, 2016

VIA E-MAIL

RADA Electronic Industries Ltd.
7 Giborei Israel Blvd.
Netanya, 4250407
Israel

Re:	Registration Statement on Form F-3
of RADA Electronic Industries Ltd.

Ladies and Gentlemen:

We have acted as United States counsel to RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel, (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of up to $25,000,000  aggregate amount of the following securities of the Company: (i) ordinary shares, nominal value NIS 0.015 per share (the “Ordinary Shares”); (ii) warrants to purchase Ordinary Shares (the “Warrants”); (iii) subscription rights distributed to holders of the Company's securities to acquire Ordinary Shares  (the “Subscription Rights”); and (iv) units comprised of one or more of the Ordinary Shares, Warrants and Subscription Rights in any combination (the “Units,” and together with the Ordinary Shares, Subscription Rights  and Warrants, the “Securities”).

The Subscription Rights will be issued pursuant to a subscription rights agreement (the “Subscription Rights Agreement”) between the Company and a subscription agent (the “Subscription Agent”).  The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.  We have also relied, with the permission of S. Friedman & Co., upon their legal opinion letter to the Company dated July 22, 2016 with respect to certain matters concerning the Company and the Securities.  We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

We also have assumed that: (1) at the time of execution, issuance and delivery of the Subscription Rights, the Subscription Rights Agreement will be the valid and legally binding obligation of the Subscription Rights Agent, enforceable against such party in accordance with its terms; and (2) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will be the valid and legally binding obligation of the Warrant Agent, enforceable against such party in accordance with its terms.

We have assumed further that: (1) at the time of execution, issuance and delivery of the Subscription Rights, the Subscription Rights Agreement will have been duly authorized, executed and delivered by the Company and the Subscription Agent; (2) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by the Company and the Warrant Agent; and (3) at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that:

1.  With respect to the Subscription Rights, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Subscription Rights, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Subscription Rights upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Subscription Rights Agreement, such Subscription Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.  With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Warrants, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Warrants upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions herein reflect only the application of applicable laws of the State of New York and the federal laws of the United States of America and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.  This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.  This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP